Exhibit 99.1

CONTACT:
Tere Miller
Vice President, Corporate Communications
760-741-2111 ext. 1177

REALTY INCOME ANNOUNCES RECORD
FOURTH QUARTER AND 2007 OPERATING RESULTS

ESCONDIDO, CALIFORNIA, February 13, 2008...Realty Income, The Monthly Dividend Company® (NYSE: O), today announced operating results for the fourth quarter and year ended December 31, 2007.

COMPANY HIGHLIGHTS:

For the quarter ended December 31, 2007 (as compared to the same quarterly period in 2006):
• Revenue increased 16.8% to $80.6 million
• Funds from Operations (FFO) available to common stockholders increased 6.5% to $47.8 million
• FFO per diluted common share increased 4.3% to $0.48 per share
• Net income available to common stockholders per diluted common share was $0.27 per share
• Portfolio occupancy was 97.9%
• Same store rents increased 1.2% to $51.3 million
• Invested $120.8 million in 93 additional properties
• Dividends paid per common share increased 7.9%
· In December, increased the monthly dividend for the 41st consecutive quarter to an annualized amount of $1.641 per share

For the year ended December 31, 2007 (as compared to 2006):
• Revenue increased 23.8% to $296.5 million
• FFO available to common stockholders increased 21.8% to $189.7 million
• FFO per diluted common share increased 9.2% to $1.89 per share
• Net income available to common stockholders per diluted common share was $1.16 per share
• Same store rents increased 1.4% to $204.2 million
• Invested $533.7 million in 357 additional properties
• Issued $550 million of 6.75% 12-year senior unsecured notes
· In April 2007, Moody's Investors Service upgraded the Company's senior debt rating to Baa1 from Baa2 and the preferred stock rating to Baa2 from Baa3, with a stable outlook
• Dividends paid per common share increased 8.6%
• Paid the 449th consecutive monthly dividend in December 2007

Financial Results
All per share amounts presented in this press release are on a diluted per common share basis, unless stated otherwise.

Revenue Increases
Realty Income’s revenue, for the fourth quarter ended December 31, 2007, increased 16.8% to $80.6 million as compared to $69.0 million for the same period in 2006.

Revenue, for the year ended December 31, 2007, increased 23.8% to $296.5 million as compared to $239.5 million for 2006.

Net Income Available to Common Stockholders
Net income available to common stockholders, for the quarter ended December 31, 2007, was $27.1 million as compared to $28.4 million for the same period in 2006. Net income for the quarter was $0.27 per share as compared to $0.29 per share for the same period in 2006.

Net income available to common stockholders, for the year ended December 31, 2007, was $116.2 million as compared to $99.4 million for 2006. Net income was $1.16 per share as compared to $1.11 per share for 2006.

The calculation to determine net income for a real estate company includes gains from the sales of investment properties and impairments. Net income can be significantly impacted by gains on property sales and impairments, which vary from quarter to quarter.

During the fourth quarter of 2007, income from continuing operations available to common stockholders was $0.24 per share as compared to $0.29 per share for the same period in 2006.

During 2007, income from continuing operations available to common stockholders was $1.03 per share as compared to $1.05 per share for 2006.

FFO Available to Common Stockholders
FFO, for the fourth quarter ended December 31, 2007, increased 6.5% to $47.8 million as compared to $44.9 million for the same period in 2006. FFO per share, for the fourth quarter ended December 31, 2007, increased 4.3% to $0.48 per share, as compared to $0.46 per share for the same period in 2006. FFO before Crest’s contribution, for the fourth quarter ended December 31, 2007, decreased 2.2% to $0.45 per share as compared to $0.46 per share for the same period in 2006. Crest Net Lease, Inc. (Crest) is a wholly-owned subsidiary of Realty Income.

FFO, for the year ended December 31, 2007, increased 21.8% to $189.7 million as compared to $155.8 million for 2006. FFO per share, for the year ended December 31, 2007, increased 9.2% to $1.89 per share as compared to $1.73 per share for 2006. FFO before Crest’s contribution, for the year ended December 31, 2007, increased 3.5% to $1.78 per share as compared to $1.72 per share for 2006. For a calculation of FFO before Crest’s contributions, see pages 7 and 8.

FFO per share for the fourth quarter and full year in 2007 was primarily impacted by the Company’s decision to hold an average of $230 million in cash during the fourth quarter.  The impact on FFO per share was approximately $0.02 during the fourth quarter of 2007.  The cash was raised in Realty Income’s September 2007 issuance of $550 million of 6.75% notes due 2019.  The Company felt it would be prudent to raise additional cash from the offering and locked in its cost of capital to fund property acquisitions during the balance of 2007 and a portion of 2008.  The Company believes it will benefit from raising the additional capital in September 2007 as these funds are used to acquire properties during 2008.

The Company considers FFO to be an appropriate supplemental measure of a Real Estate Investment Trust’s (REIT’s) operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. FFO is an alternative, non-GAAP, measure that is also considered to be a good indicator of a company’s ability to generate income to pay dividends. Realty Income defines FFO consistent with the National Association of Real Estate Investment Trust’s (NAREIT’s) definition as net income available to common stockholders plus depreciation and amortization of real estate assets, reduced by gains on sales of investment properties and extraordinary items. See reconciliation of net income available to common stockholders to FFO on page 7.

Dividend Information
In December 2007, Realty Income announced the 41st consecutive quarterly increase and the 47th increase in the amount of the dividend since the Company’s listing on the New York Stock Exchange in 1994. The annualized dividend amount as of December 31, 2007 was $1.641 per share. The amount of the monthly dividends paid during the quarter increased 7.9% to $0.408 per share from $0.378 per share for the same period in 2006.

During 2007, Realty Income paid twelve monthly dividends and increased the monthly dividend five times. The amount of monthly dividends paid per share, for the year ended December 31, 2007, increased 8.6% to $1.560 per share as compared to $1.437 per share in 2006. Through December 31, 2007, the Company had paid 449 consecutive monthly dividends and continues its 38-year history of declaring and paying dividends every month.

Real Estate Portfolio Update

As of December 31, 2007, Realty Income’s portfolio of freestanding, single-tenant, retail properties consisted of 2,270 properties located in 49 states, leased to 115 retail chains doing business in 30 retail industries. The properties are leased under long-term, net leases with a weighted average remaining lease term of approximately 13.0 years.

Portfolio Management Activities
The Company’s portfolio of retail real estate, owned primarily under 15- to 20-year net leases, continues to perform well and provide dependable lease revenue supporting the payment of monthly dividends. As of December 31, 2007, portfolio occupancy was 97.9% with only 48 properties available for lease out of 2,270 properties in the portfolio.

Rent Increases
Same store rents on 1,505 properties under lease, during the three months ended December 31, 2007, increased 1.2% to $51.3 million compared to $50.7 million for the same quarter in 2006. Same store rents on 1,505 properties under lease, during the year ended December 31, 2007, increased 1.4% to $204.2 million as compared to $201.3 million for the same period in 2006.

Property Acquisitions
During the fourth quarter, Realty Income invested $120.8 million in 93 new properties and properties under development with an initial average contractual lease yield of 8.6%. The 93 new properties are located in 19 states and are 100% leased under net-lease agreements with an average lease term of 19.5 years. They are leased to nine different retail chains in four separate industries.  Crest did not acquire any new properties during the fourth quarter.

For the year ended December 31, 2007, Realty Income and Crest invested $533.7 million in 357 new properties and properties under development. Realty Income invested $503.8 million in 325 new properties and properties under development with an initial average contractual lease yield of 8.6%. The 325 new properties are located in 38 states and are 100% leased under net-lease agreements with an initial average lease length of 19.2 years. They are leased to 16 different retail chains in 9 separate industries.

Realty Income maintains a $300 million unsecured acquisition credit facility, which is used to fund property acquisitions in the near term. There was no outstanding balance on the Company’s acquisition credit facility at the end of 2007, and $300 million is available to fund new property acquisitions. In addition, at December 31, 2007, the Company had cash and cash equivalents of $193.1 million.

Property Dispositions
Realty Income continued to successfully execute its asset disposition program. The objective of the program is to sell assets when the Company believes the reinvestment of the sales proceeds will generate higher returns, enhance the credit quality of the Company's real estate portfolio or increase the average lease length.

During the fourth quarter ended December 31, 2007, Realty Income sold four properties for $1.1 million, which resulted in a gain on sales of $370,000.

During 2007, Realty Income sold 10 properties for $7.0 million, which resulted in a gain on sales of $1.7 million. In addition, Realty Income sold excess land and improvements from five properties for $4.4 million, which resulted in a gain on sales of $1.8 million. This gain from the land and improvements sales is reported in “other revenue” on the Company’s consolidated statements of income because this excess land and improvements was associated with properties that continue to be owned as part of Realty Income’s “core operations.”

Other 2007 Activities

Credit Ratings Upgrade
In April 2007, Moody’s Investors Service upgraded Realty Income’s senior debt rating to Baa1 from Baa2 and its preferred stock rating to Baa2 from Baa3 with a stable outlook.

Issued $550 million of 6.75% 12-year Senior Unsecured Notes
In September 2007, Realty Income issued $550 million of 6.75% senior unsecured notes due 2019. The public offering price for the notes was 99.827% of the principal amount for an effective yield of 6.772%. The net proceeds from the offering were used to fund certain property acquisitions, repay borrowings under the Company’s acquisition credit facility, and for general corporate purposes. The remaining net proceeds, which are included in cash and cash equivalents, will be used for general corporate purposes that may include additional property acquisitions.

Realty Income Joins S&P MidCap 400 Index
In November 2007, the Company was added to Standard & Poor’s MidCap Index.  The Index includes companies with market capitalizations in the range of $1.5 billion to $5.5 billion and is part of a series of S&P indices.

Crest Net Lease
Crest is focused on acquiring and subsequently marketing net-leased properties for sale. During the fourth quarter ended December 31, 2007, Crest sold 17 properties for $25.7 million and reported a gain on sales of $3.5 million. Crest did not acquire any properties during the fourth quarter.

For the year ended December 31, 2007, Crest sold 62 properties for $123.6 million and reported a gain on sales of $12.3 million. During this same period, Crest invested $29.9 million in 32 new properties. As of December 31, 2007, Crest carried an inventory of $56.2 million, which consists of 30 properties that are held for sale.

Crest’s contribution to Realty Income’s FFO (and net income) depends on the timing and number of property sales, if any, in a given quarter. Therefore, Crest’s contribution can fluctuate and add volatility to Realty Income’s reported FFO and net income on a comparable quarterly and annualized basis. During the fourth quarter of 2007, Crest generated $2.7 million, or $0.03 per share, as compared to no income generated by Crest for Realty Income during the same period in 2006.

During the year ended December 31, 2007, Crest generated $10.7 million, or $0.11 per share, in FFO for Realty Income as compared to $1.4 million, or $0.02 per share, in FFO for Realty Income for 2006.

CEO Comments on Operating Results

Commenting on Realty Income’s financial results and real estate operations, Tom A. Lewis, Chief Executive Officer, said, “We are pleased to report strong growth in our revenue, funds from operations and dividends paid during 2007. These positive results are due to record property acquisitions in 2006 and 2007 as well as positive operating results from our existing portfolio of properties.

“During 2007, revenue increased 23.8% and funds from operations rose 21.8%. On a per share basis, FFO per diluted common share rose 9.2% during 2007. Because of these strong financial results we were able to increase the amount of the monthly dividend five times during 2007.  As a result, dividends paid per common share increased 8.6% during  2007, as compared to 2006.

“Property acquisitions were also robust during the fourth quarter. We invested $120.8 million in 93 new properties with an initial average lease rate of 8.6%. For the year, we invested $533.7 million in 357 new properties with an initial average lease rate of 8.6%. We are quite pleased with the initial cash-on-cash returns for acquisitions made during 2007 as they represent an excellent spread over our nominal cost of capital. In addition, the initial average lease term on the properties acquired this year is 19.3 years, which provides us with the long-term lease revenue to support the payment of monthly dividends.

“As we begin 2008, we have excellent liquidity and are well positioned to take advantage of any opportunities that may arise.  We have all of our $300 million acquisition credit facility available and $193 million in cash on hand. In addition, our balance sheet continues to be very strong with debt outstanding of just 32% of our total market capitalization, as of the year ended December 31, 2007.

“The Company’s property portfolio is also performing well. We have just 48 properties available for lease out of 2,270 properties in the portfolio. This represents occupancy of 97.9%, which is consistent with our historical track record of occupancy in excess of 97.5% over the past 38 years of operating history. Same store rent increases continue to improve. During the quarter they rose 1.2% and, during 2007, same store rents rose 1.4% as compared to the same periods in 2006.”

FFO Commentary

Realty Income’s FFO per share has historically tended to be stable and fairly predictable because of the long-term leases that are the primary source of the Company’s revenue. There are, however, several factors that can cause FFO per share to vary from levels that have been anticipated by the Company. These factors include, but are not limited to, changes in interest rates, occupancy rates, periodically accessing the capital markets, the level and timing of property acquisitions and dispositions, lease rollovers, the general real estate market, the economy, charges for property impairments, and the operations of Crest.

2008 Estimates
Management estimates that FFO per share for 2008 should range from $1.94 to $2.00, which represents annual FFO per share growth of approximately 2.6% to 5.8% as compared to 2007 FFO per share of $1.89. FFO for 2008 is based on an estimated net income per share range of $1.11 to $1.17, adjusted (in accordance with NAREIT’s definition of FFO) for estimated real estate depreciation of $0.87 and potential gain on sales of investment properties of $0.04 per share.

Management further estimates that Crest could contribute between $0.02 to $0.07 per share to Realty Income’s FFO during 2008. Crest’s primary business is the purchase and sale of properties for a profit. These sales may occur at various times during the course of the year, which could cause FFO, in certain quarters, to fluctuate on a comparable quarterly and annualized basis.

The Company does not intend to provide quarterly estimates of FFO. Absent changes in annual FFO guidance at the end of each quarter, it may be presumed that the Company’s overall estimates for 2008 have not changed.

About Realty Income
Realty Income is The Monthly Dividend Company®, a New York Stock Exchange real estate company dedicated to providing shareholders with dependable monthly income. As of December 31, 2007, the Company had paid 449 consecutive monthly dividends throughout its 38-year operating history. The monthly income is supported by the cash flows from 2,270 retail properties owned under long-term lease agreements with leading regional and national retail chains. The Company is an active buyer of net-leased retail properties nationwide.

Forward-Looking Statements
Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the Company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, the availability of capital to finance planned growth, property acquisitions and the timing of these acquisitions, charges for property impairments, the outcome of any legal proceedings to which the Company is a party, and the profitability of Crest, the Company’s subsidiary, as described in the Company’s filings with the Securities and Exchange Commission. Consequently, such forward-looking statements should be regarded solely as reflections of the Company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Annual Report on Form 10-K
Upon filing, the Company's Annual Report on Form 10-K, for the year ended December 31, 2007, will be available at www.realtyincome.com/sec_filings.html.  A printed copy of Form 10-K will also be available, free of charge, upon request to the Company.

CONSOLIDATED STATEMENTS OF INCOME
For the three months and years ended December 31, 2007 and 2006
(dollars in thousands, except per share amounts)

	Three Months Ended 12/31/07	Three Months Ended 12/31/06	Year Ended 12/31/07	Year Ended 12/31/06
REVENUE
Rental	$77,952	$68,049	$290,159	$237,487
Other	2,694	946	6,354	2,042
	80,646	68,995	296,513	239,529
EXPENSES
Depreciation and amortization	21,075	16,505	77,192	59,288
Interest	22,719	13,706	64,331	51,363
General and administrative	5,475	4,856	22,694	17,539
Property	872	992	3,521	3,319
Income taxes	444	189	1,392	747
Loss on extinguishment of debt	--	--	--	1,555
	50,585	36,248	169,130	133,811
Income from continuing operations	30,061	32,747	127,383	105,718
Income (loss) from discontinued operations:
Real estate acquired for resale by Crest	2,735	(113)	10,703	1,402
Real estate held for investment	380	62	2,323	3,661
	3,115	(51)	13,026	5,063

Net income	33,176	32,696	140,409	110,781
Preferred stock cash dividends	(6,063)	(4,310)	(24,253)	(11,362)
Net income available to common stockholders	$27,113	$28,386	$116,156	$99,419

Funds from operations available to common stockholders (FFO)	$47,750	$44,901	$189,675	$155,799

Per share information for common stockholders, basic and diluted:
Income from continuing operations	$0.24	$0.29	$1.03	$1.05
Net income	$0.27	$0.29	$1.16	$1.11
FFO, basic(1):
FFO before Crest contribution	$0.45	$0.46	$1.79	$1.72
Crest Net Lease	$0.03	$0.00	$0.11	$0.02
Total FFO	$0.48	$0.46	$1.89	$1.74
FFO, diluted(1):
FFO before Crest contribution	$0.45	$0.46	$1.78	$1.72
Crest Net Lease	$0.03	$0.00	$0.11	$0.02
Total FFO	$0.48	$0.46	$1.89	$1.73
Cash dividends paid	$0.408	$0.378	$1.560	$1.437

(1) The above FFO per share amounts have been rounded to the nearest two decimals and, as such, the individual amounts may not add up to the “Total FFO” amount.

FUNDS FROM OPERATIONS
 (dollars in thousands, except per share amounts)

	Three Months Ended 12/31/07	Three Months Ended 12/31/06	Year Ended 12/31/07	Year Ended 12/31/06

Net income available to common stockholders	$27,113	$28,386	$116,156	$99,419
Depreciation and amortization:
Continuing operations	21,075	16,505	77,192	59,288
Discontinued operations	2	60	130	320
Depreciation of furniture, fixtures & equipment	(70)	(50)	(244)	(192)
Gain on sales of investment properties: Continuing operations	--	--	(1,835)	--
Discontinued operations	(370)	--	(1,724)	(3,036)
Funds from operations available to common stockholders	$47,750	$44,901	$189,675	$155,799

FFO per common share:
Basic	$0.48	$0.46	$1.89	$1.74
Diluted	$0.48	$0.46	$1.89	$1.73

Dividends paid to common stockholders	$41,276	$37,062	$157,659	$129,667

FFO in excess of dividends paid to common stockholders	$6,474	$7,839	$32,016	$26,132

Weighted average number of common shares used for computation per share:
Basic	100,227,101	98,070,774	100,195,031	89,766,714
Diluted	100,315,360	98,194,875	100,333,966	89,917,554

CONTRIBUTIONS BY CREST TO FUNDS FROM OPERATIONS
(dollars in thousands, except per share amounts)

Crest acquires properties with the intention of reselling them rather than holding them as investments and operating the properties.  Consequently, we classify properties acquired by Crest as held for sale at the date of acquisition and do not depreciate them.  The operations of Crest's properties are classified as "income from discontinued operations, real estate acquired for resale."

	Three Months Ended 12/31/07	Three Months Ended 12/31/06	Year Ended 12/31/07	Year Ended 12/31/06
Gain on sales of real estate acquired for resale	$3,533	$479	$12,319	$2,219
Rental revenue	1,429	2,069	8,165	5,065
Other revenue	61	5	190	15
Interest expense	(1,086)	(1,533)	(6,201)	(3,708)
General and administrative expense	(184)	(213)	(691)	(440)
Property expenses	(12)	(17)	(40)	(67)
Provisions for impairment	--	(880)	--	(1,188)
Income taxes	(1,006)	(23)	(3,039)	(494)
Funds from operations contributed by Crest	$2,735	$(113)	$10,703	$1,402

Crest FFO per common share, basic and diluted	$0.03	$0.00	$0.11	$0.02

Total FFO	$47,750	$44,901	$189,675	$155,799
Less FFO contributed by Crest	(2,735)	113	(10,703)	(1,402)
FFO before Crest contribution	$45,015	$45,014	$178,972	$154,397
FFO before Crest contribution per common share: Basic	$0.45	$0.46	$1.79	$1.72
Diluted	$0.45	$0.46	$1.78	$1.72

We define FFO, a non-GAAP measure, consistent with the National Association of Real Estate Investment Trust’s definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, reduced by gains on sales of investment properties and extraordinary items.

HISTORICAL FUNDS FROM OPERATIONS
(dollars in thousands, except per share amounts)

For the three months ended December 31,	2007	2006	2005	2004	2003

Net income available to common stockholders	$27,113	$28,386	$25,477	$24,312	$25,056
Depreciation and amortization	21,007	16,515	13,197	10,428	9,149
Gain on sales of investment properties	(370)	--	(2,811)	(5,948)	(2,900)
Total FFO	$47,750	$44,901	$35,863	$28,792	$31,305

Total FFO per diluted share	$0.48	$0.46	$0.43	$0.36	$0.42

Total FFO	$47,750	$44,901	$35,863	$28,792	$31,305
Less FFO contributed by Crest	(2,735)	113	(1,086)	(598)	(4,121)
FFO before Crest contribution	$45,015	$45,014	$34,777	$28,194	$27,184

FFO components, per diluted share(1):
FFO before Crest contribution	$0.45	$0.46	$0.42	$0.36	$0.36
Crest FFO contribution	$0.03	$0.00	$0.01	$0.01	$0.06

Total FFO	$0.48	$0.46	$0.43	$0.36	$0.42

Cash dividends paid per share	$0.408	$0.378	$0.347	$0.328	$0.298
Diluted shares outstanding	100,315,360	98,194,875	83,163,283	79,383,964	74,575,552

For the year ended December 31,

Net income available to common stockholders	$116,156	$99,419	$89,716	$90,168	$76,722
Depreciation and amortization	77,078	59,416	46,522	40,741	33,800
Gain on sales of investment properties	(3,559)	(3,036)	(6,591)	(12,728)	(7,156)
Total FFO	$189,675	$155,799	$129,647	$118,181	$103,366

Total FFO per diluted share	$1.89	$1.73	$1.62	$1.50	$1.45

Total FFO	$189,675	$155,799	$129,647	$118,181	$103,366
Less FFO contributed by Crest	(10,703)	(1,402)	(2,781)	(7,847)	(4,588)
FFO before Crest contribution	$178,972	$154,397	$126,866	$110,334	$98,778

FFO components, per diluted share(1):
FFO before Crest contribution	$1.78	$1.72	$1.58	$1.40	$1.39
Crest FFO contribution	$0.11	$0.02	$0.03	$0.10	$0.06

Total FFO	$1.89	$1.73	$1.62	$1.50	$1.45

Cash dividends paid per share	$1.560	$1.437	$1.346	$1.241	$1.181
Diluted shares outstanding	100,333,966	89,917,554	80,208,593	78,598,788	71,222,628

(1) The above FFO per share amounts have been rounded to the nearest two decimals and, as such, the individual amounts may not add up to the “Total FFO” amount.

CONSOLIDATED BALANCE SHEETS
As of December 31, 2007 and 2006
(dollars in thousands, except per share amounts)

	2007	2006
ASSETS
Real estate, at cost:
Land	$1,110,897	$958,770
Buildings and improvements	2,127,897	1,785,203
	3,238,794	2,743,973
Less accumulated depreciation and amortization	(470,695)	(396,854)
Net real estate held for investment	2,768,099	2,347,119
Real estate held for sale, net	56,156	137,962
Net real estate	2,824,255	2,485,081
Cash and cash equivalents	193,101	10,573
Accounts receivable	7,142	5,953
Goodwill	17,206	17,206
Other assets, net	35,648	27,695
Total assets	$3,077,352	$2,546,508

LIABILITIES AND STOCKHOLDERS’ EQUITY
Distributions payable	$15,844	$15,096
Accounts payable and accrued expenses	38,112	27,004
Other liabilities	15,304	8,416
Line of credit payable	--	--
Notes payable	1,470,000	920,000
Total liabilities	1,539,260	970,516

Stockholders’ equity:
Preferred stock and paid in capital, par value $1.00 per share, 20,000,000 shares authorized, 13,900,000 issued and outstanding in 2007 and 2006	337,790	337,781
Common stock and paid in capital, par value $1.00 per share, 200,000,000 shares authorized, 101,082,717 and 100,746,226 shares issued and outstanding in 2007 and 2006, respectively	1,545,037	1,540,365
Distributions in excess of net income	(344,735)	(302,154)
Total stockholders’ equity	1,538,092	1,575,992
Total liabilities and stockholders’ equity	$3,077,352	$2,546,508

Industry Diversification

The following table sets forth certain information regarding Realty Income’s property portfolio (excluding properties owned by Crest) classified according to the business of the respective tenants, expressed as a percentage of our total rental revenue:

	Percentage of Rental Revenue(1)
	For the Quarter	For the Years Ended
Industries	Ended December 31, 2007	Dec 31, 2007	Dec 31, 2006	Dec 31, 2005	Dec 31, 2004	Dec 31, 2003	Dec 31, 2002
Apparel stores	1.1%	1.2%	1.7%	1.6%	1.8%	2.1%	2.3%
Automotive collision services	1.1	1.1	1.3	1.3	1.0	0.3	--
Automotive parts	2.0	2.1	2.8	3.4	3.8	4.5	4.9
Automotive service	5.0	5.2	6.9	7.6	7.7	8.3	7.0
Automotive tire services	6.9	7.3	6.1	7.2	7.8	3.1	2.7
Book stores	0.2	0.2	0.2	0.3	0.3	0.4	0.4
Business services	*	0.1	0.1	0.1	0.1	0.1	0.1
Child care	7.7	8.4	10.3	12.7	14.4	17.8	20.8
Consumer electronics	0.9	0.9	1.1	1.3	2.1	3.0	3.3
Convenience stores	14.1	14.0	16.1	18.7	19.2	13.3	9.1
Crafts and novelties	0.3	0.3	0.4	0.4	0.5	0.6	0.4
Distribution and office	1.1	0.6	--	--	--	--	--
Drug stores	2.6	2.7	2.9	2.8	0.1	0.2	0.2
Entertainment	1.3	1.4	1.6	2.1	2.3	2.6	2.3
Equipment rental services	0.2	0.2	0.2	0.4	0.3	0.2	--
Financial services	0.2	0.2	0.1	0.1	0.1	--	--
General merchandise	0.7	0.7	0.6	0.5	0.4	0.5	0.5
Grocery stores	0.7	0.7	0.7	0.7	0.8	0.4	0.5
Health and fitness	5.3	5.1	4.3	3.7	4.0	3.8	3.8
Home furnishings	2.4	2.6	3.1	3.7	4.1	4.9	5.4
Home improvement	2.0	2.1	3.4	1.1	1.0	1.1	1.2
Motor vehicle dealerships	3.0	3.1	3.4	2.6	0.6	--	--
Office supplies	1.0	1.1	1.3	1.5	1.6	1.9	2.1
Pet supplies and services	0.8	0.9	1.1	1.3	1.4	1.7	1.7
Private education	0.7	0.8	0.8	0.8	1.1	1.2	1.3
Restaurants	24.2	21.2	11.9	9.4	9.7	11.8	13.5
Shoe stores	--	--	--	0.3	0.3	0.9	0.8
Sporting goods	2.4	2.6	2.9	3.4	3.4	3.8	4.1
Theaters	8.4	9.0	9.6	5.2	3.5	4.1	3.9
Travel plazas	0.2	0.2	0.3	0.3	0.4	0.3	--
Video rental	1.4	1.7	2.1	2.5	2.8	3.3	3.3
Other	2.1	2.3	2.7	3.0	3.4	3.8	4.4
Totals	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

* Less than 0.1%

(1)	Includes rental revenue for all properties owned by Realty Income at the end of each period presented, including revenue from properties reclassified to discontinued operations.

Lease Expiration Schedule

The following table sets forth certain information regarding Realty Income’s property portfolio (excluding properties owned by Crest) regarding the timing of the lease term expirations (excluding extension options) on our 2,212 net leased, single-tenant retail properties as of December 31, 2007 (dollars in thousands):

	Total Portfolio			Initial Expirations(3)			Subsequent Expirations(4)
Year	Total Number of Leases Expiring(1)	Rental Revenue for the Quarter Ended 12/31/07(2)	% of Total Rental Revenue	Number of Leases Expiring	Rental Revenue for the Quarter Ended 12/31/07	% of Total Rental Revenue	Number of Leases Expiring	Rental Revenue for the Quarter Ended 12/31/07	% of Total Rental Revenue
2008	144	$3,023	4.0%	70	$1,594	2.1%	74	$1,429	1.9%
2009	120	2,664	3.5	37	880	1.1	83	1,784	2.4
2010	78	1,553	2.1	34	789	1.1	44	764	1.0
2011	80	2,377	3.2	36	1,368	1.8	44	1,009	1.4
2012	101	2,425	3.2	80	2,011	2.7	21	414	0.5
2013	77	3,456	4.6	67	3,205	4.3	10	251	0.3
2014	47	1,968	2.6	34	1,714	2.3	13	254	0.3
2015	90	1,810	2.4	65	1,250	1.7	25	560	0.7
2016	112	1,909	2.5	111	1,883	2.5	1	26	*
2017	50	1,956	2.6	45	1,870	2.5	5	86	0.1
2018	24	1,093	1.5	24	1,093	1.5	--	--	--
2019	95	4,675	6.2	94	4,481	5.9	1	194	0.3
2020	82	2,980	4.0	79	2,916	3.9	3	64	0.1
2021	149	5,843	7.8	148	5,788	7.7	1	55	0.1
2022	104	3,033	4.0	103	2,985	4.0	1	48	*
2023	240	6,760	9.0	239	6,735	9.0	1	25	*
2024	64	1,919	2.5	64	1,919	2.5	--	--	--
2025	76	6,329	8.4	72	6,264	8.3	4	65	0.1
2026	217	11,719	15.6	215	11,664	15.5	2	55	0.1
2027	159	3,903	5.2	159	3,903	5.2	--	--	--
2028	44	1,262	1.7	43	1,260	1.7	1	2	*
2029	35	858	1.1	35	858	1.1	--	--	--
2030	14	714	0.9	14	714	0.9	--	--	--
2031	1	51	0.1	1	51	0.1	--	--	--
2032	1	17	*	1	17	*	--	--	--
2033	3	357	0.5	3	357	0.5	--	--	--
2034	2	230	0.3	2	230	0.3	--	--	--
2037	2	354	0.5	2	354	0.5	--	--	--
2043	1	13	*	--	--	--	1	13	*
Totals	2,212	$75,251	100.0%	1,877	$68,153	90.7%	335	$7,098	9.3%

*Less than 0.1%

(1)
Excludes ten multi-tenant properties and 48 vacant unleased properties, one of which is a multi-tenant property.  The lease expirations for properties under construction are based on the estimated date of completion of those properties.

(2)	Excludes revenue of $2,701 from ten multi-tenant properties and from 48 vacant and unleased properties at December 31, 2007.
(3)	Represents leases to the initial tenant of the property that are expiring for the first time.
(4)	Represents lease expirations on properties in the portfolio, which have previously been renewed, extended or re-tenanted.

Geographic Diversification

The following table sets forth certain state-by-state information regarding Realty Income’s property portfolio (excluding properties owned by Crest) as of December 31, 2007 (dollars in thousands):

State	Number of Properties	Percent Leased	Approximate Leasable Square Feet	Rental Revenue for the Quarter Ended December 31, 2007	Percentage of Revenue
Alabama	61	98%	413,700	$1,885	2.4%
Alaska	2	100	128,500	277	0.4
Arizona	79	99	394,100	2,426	3.1
Arkansas	18	100	98,500	436	0.6
California	63	98	1,124,700	4,072	5.2
Colorado	54	98	451,000	1,943	2.5
Connecticut	26	100	282,300	1,324	1.7
Delaware	17	100	33,300	372	0.5
Florida	168	98	1,450,800	6,706	8.6
Georgia	132	98	926,900	3,972	5.1
Idaho	14	100	91,900	373	0.5
Illinois	74	99	867,600	4,076	5.2
Indiana	82	98	694,400	2,971	3.8
Iowa	20	95	140,900	439	0.6
Kansas	33	97	573,500	1,109	1.4
Kentucky	22	100	111,500	701	0.9
Louisiana	33	100	190,400	970	1.2
Maine	3	100	22,500	54	0.1
Maryland	28	100	256,500	1,470	1.9
Massachusetts	69	100	587,900	2,586	3.3
Michigan	51	100	246,200	1,235	1.6
Minnesota	21	100	392,100	1,328	1.7
Mississippi	72	97	359,600	1,482	1.9
Missouri	62	98	640,100	2,121	2.7
Montana	2	100	30,000	77	0.1
Nebraska	19	100	196,300	630	0.8
Nevada	15	100	191,000	847	1.1
New Hampshire	14	100	109,900	544	0.7
New Jersey	36	100	266,100	1,905	2.4
New Mexico	8	100	56,400	193	0.2
New York	44	95	508,100	2,544	3.3
North Carolina	63	98	454,400	2,098	2.7
North Dakota	6	100	36,600	71	0.1
Ohio	128	97	813,900	3,044	3.9
Oklahoma	25	100	145,900	609	0.8
Oregon	18	94	289,100	858	1.1
Pennsylvania	97	100	630,000	2,940	3.8
Rhode Island	4	100	14,500	87	0.1
South Carolina	59	98	250,700	1,569	2.0
South Dakota	9	100	24,900	100	0.1
Tennessee	135	99	635,500	3,018	3.9
Texas	215	94	2,282,500	7,950	10.2
Utah	6	83	35,100	91	0.1
Vermont	4	100	12,700	122	0.1
Virginia	103	100	622,400	3,085	4.0
Washington	36	89	235,100	756	1.0
West Virginia	2	50	23,200	45	0.1
Wisconsin	17	94	157,400	409	0.5
Wyoming	1	100	4,200	32	*
Totals/Average	2,270	98%	18,504,800	$77,952	100.0%

* Less than 0.1%